Exhibit 5.2

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

October 15, 2007

HCP, Inc.,
3760 Kilroy Airport Way, Suite 300,
Long Beach, California 90806.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $600,000,000 aggregate principal amount of 6.70% Senior Notes Due 2018 (the “2018 Notes”) of HCP, Inc., a Maryland corporation (“HCP”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the 2018 Notes have been duly executed and authenticated in accordance with the indenture and issued and sold, the 2018 Notes will constitute valid and legally binding obligations of HCP, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, and the laws of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of HCP and other sources believed by us to be responsible, and we have assumed that the 2018 Notes have been duly authorized by HCP, that the indenture relating to the 2018 Notes has been duly authorized by HCP and that the indenture has been duly authorized, executed and delivered by trustee, assumptions we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP